Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Gary Moore	gmoore@BRSparachutes.com	Voice: 651-457-7491
	Larry E. Williams	LWilliams@BRSparachutes.com	FAX: 651-457-8651

BRS CLOSES HEAD LITES ACQUISITION

South Saint Paul, MN – November 19, 2007 – Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB), a manufacturer of whole-airplane emergency parachute systems, announced today that its subsidiary, Advanced Tactical Fabrication (ATF) closed on its acquisition of substantially all of the assets of Head Lites Corporation, a manufacturer of high visibility personal safety products. ATF, which is 90% owned by BRSI and 10% by Head Lites Corporation, will be based in South St. Paul and has production facilities in Pinebluff, NC and Tijuana, Mexico.

ATF will concentrate on the Personal Protective Equipment (PPE) industry utilizing the former Head Lites’™ brand high visibility components and trims, Vis-Mat™ brand high visibility vest apparel, headwear and accessories, Vis-Tac™ brand load-bearing tactical vest platforms and attachables, plus ELMO™ brand emergency lighting systems. ATF will also develop custom personal safety products, along with full-package supply chain management for US or OUS-sourced cut-and-sew fabrication.

“The combination of ATF’s high-quality processes and multiple location fabrication facilities will allow us to offer the customer faster response times, lower cost, and more flexibility than could be done by each of our firms separately,” says BRS CEO and President, Larry Williams. “This acquisition is one more step in our strategic plan to further diversify Ballistic Recovery Systems while at the same time continuing to remain focused on safety-related products and applications. You will see some exciting new products as well as new markets opening up to our combined organization in the near future.”

BRS, through ATF, paid $648,400 in cash for the acquisition in addition to the assumption of certain liabilities. Additionally, ATF entered into a five year consulting agreement with HLC with annual payments ranging from $42,000 to $50,000 per annum, and has five yearly non-compete payments ranging from $24,000 to $36,000 per annum.

About Ballistic Recovery Systems

Based in South Saint Paul, Minnesota, BRS designs, manufactures, and distributes whole-airplane emergency parachute systems for general aviation and recreational aircraft. Since 1981, BRS has delivered more than 27,000 parachute systems to aircraft owners worldwide, including over 3,500 systems on FAA-certificated aircraft such as the Cirrus Design aircraft manufactured in Duluth, Minnesota. To date, BRS parachute recovery systems have been credited with saving the lives of 207 pilots and passengers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words such as “anticipates,” “expects,” “plans,” “believes,” “intends,” and other similar words or phrases. These statements are only predictions, and are based on current information and expectations. Such statements involve a number of risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, operating risks, and other risks that could cause the actual results to differ materially from those projected. For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB. All forward-looking statements are qualified in their entirety by this cautionary statement, and BRS undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Ballistic Recovery Systems, Inc.	www.BRSparachutes.com	Voice: 651-457-7491
300 Airport Rd		FAX: 651-457-8651
South Saint Paul MN 55075-3551
USA

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